Exhibit 5.1



(Ropes & Gray Letterhead)

January 28, 2000

Ben & Jerry's Homemade, Inc.
30 Community Drive
South Burlington, Vermont 05403-6828


Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement") for the Non-Incentive Stock Option Agreements for 261 employees, to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 200,000 shares of Class A Common Stock, $0.33 par value per share (the "Shares"), of Ben & Jerry's Homemade, Inc., a Vermont Corporation (the "Company").

         We have acted as counsel to the Company and are familiar with the actions taken by the Company in connection with the Non-Incentive Stock Option Agreements listed on Exhibit 99 to the Registration Statement (the "Agreements"), including the votes of the Board of Directors and the Compensation Committee of the Board of Directors of the Company. For purposes of this opinion, we have examined the Agreements and such other documents as we deemed appropriate.

         For purposes of our opinion, we have assumed that (i) any consideration received by the Company upon the issuance or exercise of any award granted under the Agreements will at least be equal to the par value of the Shares issuable upon the exercise of any stock options or subject to any other award, and (ii) the number of shares to be issued upon any such exercise or issuance, together with the total number of shares of the Company's Common Stock previously outstanding, will not exceed the authorized number of shares of Common Stock specified in the Company's Articles of Association as then in effect.


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         Based upon the  foregoing,  we are of the opinion  that the Shares have been duly authorized and, when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the Agreements, will be validly issued, fully paid and non-assessable.

         We hereby consent to your filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,



Ropes & Gray